Exhibit 3.11

*260203*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Reinstatement

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 88 AND 89)

| Filed in the Office of | Business Number C1785-1998 |
|---|---|
| Barbara K. Cegavske | Filing Number 00011089436-52 |
| Secretary of State State Of Nevada | Filed On 09/10/2018 |
| | Number of Pages 1 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Reinstatement
## (For Entities Governed by NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 88 and 89)

1. Name of Entity:

Uonlive Corporation

2. Entity Number: C1785-1998

3. Signature:

I declare under penalty of perjury that the reinstatement has been authorized by a court of competent jurisdiction or by the duly elected board of directors of the entity or if the entity has no board of directors, its equivalent of such board.

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

X

Signature of Officer or other Authorized Signature

08/07/2018
Date

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This form must be accompanied by appropriate fees.

Nevada Secretary of State Certificate of Reinstatement
Revised: 1-5-15